10586 W Pico Blvd, Suite 224, Los Angeles, CA 90064
www.setapartfinancial.com

213-814-2809

CONSENT OF INDEPENDENT PUBLIC

ACCOUNTING FIRM

December 13, 2023

Board of Directors

Live Stream Technology Services, Inc.

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A or 1-K of our report dated June 8, 2023 with respect to the balance sheet of Live Stream Technology Services, Inc. as of December 31, 2022 and the related statements of operations, shareholders' equity/deficit and cash flows for the calendar year ended December 31, 2022 and the related notes to the financial statements.

By: SetApart FS

Date: December 13, 2023